FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
November 4, 2011	317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2011 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Michigan election of member directors and the district-wide election of independent directors to its Board of Directors for terms beginning January 1, 2012 and ending on December 31, 2015.

The following three incumbent member directors were re-elected in Michigan:

Paul Clabuesch, Chairman Emeritus of Thumb National Bank and Trust, Pigeon, Michigan, was elected to the first open Michigan member director seat.

John L. Skibski, EVP/Chief Financial Officer/Director of Monroe Bank & Trust, Monroe, Michigan, was elected to the second open Michigan member director seat.

Timothy P. Gaylord, President/Chief Executive Officer of Mason State Bank, Mason, Michigan, was elected to the third open Michigan member director seat.

The following two incumbent independent directors were re-elected to the Board in the district-wide election:

Robert D. Long, retired CPA and former Audit Partner of KPMG, LLP, Indianapolis, Indiana, was elected to the first open independent director seat.

Christine Coady Narayanan, President and CEO of Opportunity Resource Fund in Lansing and Detroit, Michigan, was elected to the second open independent director seat.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.